Dwango North America Corp.

200 West Mercer Street

Suite 501

Seattle, Washington 98119

August 26, 2004

WPG Select Technology Fund, L.P.

c/o Robeco USA, L.L.C.

One New York Plaza

30th Floor

New York, New York 10004

Re: Dwango North America Corp.

Board of Directors Designee

Gentlemen:

Concurrently herewith, Dwango North America Corp., a Nevada corporation (the “Company”) is entering into a Subscription Agreement, dated the date hereof (the “Agreement”) with the investors listed therein (the “Investors”). Pursuant to the Agreement, the Investors are being issued an aggregate of 3,000 shares (the “Preferred Shares”) of Series B Convertible Preferred Stock of the Company, convertible into 3,157,894 shares of common stock, par value $.001 per share (“Common Stock”), of the Company (such shares of Common Stock underlying the Preferred Shares, or issued upon conversion of the Preferred Shares, hereafter referred to as the “Conversion Shares”). So long as the Investors hold an aggregate of at least 50% of the Conversion Shares, WPG Select Technology Fund, L.P. shall be entitled to nominate a director for election to the Board of Directors of the Company and the Company agrees to take such actions as necessary to elect such designee to the Board of Directors of the Company; provided, however, that the Company shall have the right to approve any such nominee, which approval shall not be unreasonably withheld.

Very truly yours,
DWANGO NORTH AMERICA CORP.

By:	/s/ RICK J. HENNESSEY
Rick J. Hennessey Chief Executive Officer